Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD FULL YEAR PROFIT
NET INCOME UP 191 PERCENT
FTC Update
Initiates 2011 Outlook

Tulsa, Oklahoma, February 24, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2010.  Net income for the 2010 fourth quarter was $12.5 million, or $0.41 per diluted share, compared to net income of $11.5 million, or $0.42 per diluted share, in the fourth quarter of 2009. Net income for both the fourth quarter of 2010 and 2009 included a net favorable impact on income of $0.14 per diluted share, related to changes in fair value of derivatives and impairments of long-lived assets.

Non-GAAP net income for the 2010 fourth quarter was $8.3 million, or $0.27 per diluted share, compared to non-GAAP net income of $7.7 million, or $0.28 per diluted share, for the 2009 fourth quarter. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and non-cash charges related to impairments of long-lived assets, net of related tax impact.  The Company noted that both its GAAP and non-GAAP earnings were negatively impacted by $2.1 million in merger-related expenses incurred during the fourth quarter of 2010.   Additionally, the Company noted that on a comparative basis, gains on risk vehicle sales declined in the fourth quarter of 2010 by $16.3 million as compared to same period last year.

The Company reported Corporate Adjusted EBITDA for the fourth quarter of 2010 of $30.2 million, compared to $26.2 million in the fourth quarter of 2009.  Corporate Adjusted EBITDA in the fourth quarter of 2010 was negatively impacted by the $2.1 million of merger-related expenses, and on a comparative basis, reflected a reduction of $16.3 million in gains on risk vehicle sales as discussed above.

“This quarter marks our eighth consecutive quarter of year-over-year double-digit growth in Corporate Adjusted EBITDA.  Additionally, excluding the impact of merger-related expenses, 2010 full year results represent an approximate $100 million improvement in Corporate Adjusted EBITDA compared to the previous best year in the Company’s history,” said Scott L. Thompson, President and Chief Executive Officer.  “We are proud of the Company’s financial performance despite the lethargic economic environment in 2010. We appreciate our employees’ contributions to the Company’s success and their ongoing focus on providing outstanding service to our value-oriented customers.”

For the quarter ended December 31, 2010, the Company’s total revenue was $349.1 million, as compared to $345.3 million for the comparable 2009 period.  Vehicle rental revenues for the quarter were up 1.6 percent, driven primarily by a 2.8 percent increase in transaction days that was partially offset by a 1.2 percent decrease in revenue per day.  The average fleet for the quarter was up 1.6 percent, while utilization for the quarter increased 90 basis points from last year’s fourth quarter.

“Revenue for the quarter was in line with our expectations, as overall transaction volumes continued to reflect an improving travel market.  We experienced a minor decline in fourth quarter revenue per day as we faced a slightly more competitive market and a very difficult comparison, having achieved a 12 percent increase in revenue per day in the fourth quarter of 2009,” said Thompson.

Per vehicle depreciation cost of $308 per month in the fourth quarter of 2010 is in line with our expectations for 2011, although it represented an increase from the 2009 level of $274 per month.  The increase in per vehicle depreciation cost resulted from a decrease in gains on disposition of risk vehicles of $16.3 million compared to the prior year period. This decrease was attributable to approximately 11,000 fewer vehicles disposed of on a year-over-year basis, and gains on sales of risk vehicles normalizing in the fourth quarter of 2010 from the record levels in 2009.  Vehicle utilization for the fourth quarter of 2010 was 79.7 percent, up from 78.8 percent during last year’s fourth quarter.

In spite of an increase in rental revenues for the fourth quarter of 2010, direct vehicle and operating expenses and selling, general and administrative expenses declined on a total dollar basis.  Additionally, these expenses declined to 61.5 percent of revenues for the fourth quarter of 2010, compared to 65.1 percent of revenues in the fourth quarter of 2009.  The decrease in expenses was primarily a result of lower vehicle-related insurance costs, in addition to the ongoing benefits of company-wide cost reduction efforts and productivity initiatives.

Full Year Results

For the year ended December 31, 2010, net income was $131.2 million, or $4.34 per diluted share, compared to $45 million or $1.88 per diluted share for the year ended December 31, 2009, in spite of an increase in diluted shares outstanding of approximately 25 percent as a result of the Company’s equity offering in November 2009.  Net income in 2010 included a net positive impact of $0.54 per diluted share related to favorable changes in fair value of derivatives and long-lived asset impairments, compared to a net positive impact on income of $0.65 per diluted share in 2009.

The Company noted that net income for the full year of 2010 was negatively impacted by approximately $13.2 million of after-tax merger-related expenses, or $0.44 per diluted share, while no such charges were incurred in 2009.  The Company also noted that rental revenue was flat on a year-over-year basis, driven by a 90 basis point decrease in transaction days that was offset by a 90 basis point increase in revenue per day.

Non-GAAP net income for the year ended December 31, 2010 was $115.0 million, or $3.80 per diluted share, compared to non-GAAP net income of $29.6 million, or $1.24 per diluted share for the same period in 2009. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and non-cash charges related to the impairment of long-lived assets, net of related tax impact.  Excluding the impact of merger-related expenses mentioned above, non-GAAP net income for the full year of 2010 would have been $4.24 per diluted share, compared to $1.24 per diluted share in the prior year period.

Corporate Adjusted EBITDA for the year ended December 31, 2010, excluding the merger-related expenses mentioned above, was $258.3 million, an increase of approximately 160 percent, or $158.9 million, compared to the full year of 2009.

“For Dollar Thrifty, 2010 was a transition year, a year in which we moved effectively from a turnaround strategy to one focused on maximizing profitability.  We capitalized on our long-established value brands, numerous profit enhancement initiatives and our significantly improved financial strength.  I am pleased to report the Company successfully navigated the transition, resulting in the most profitable year in the Company’s history by a wide margin. I am even more pleased to report that we also improved our customer satisfaction scores, evidencing our balancing of long-term and short-term objectives,” said Thompson.

Liquidity and Capital Resources

During 2010, the Company further strengthened its liquidity by adding $950 million in new fleet financing capacity, while further reducing outstanding debt levels by more than $300 million from year-end 2009 levels and approximately $1.1 billion from year-end 2008 levels.

As of December 31, 2010, the Company had $563 million in cash and cash equivalents, and an additional $277 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations. The Company’s tangible net worth at December 31, 2010 was $515 million.

FTC Update

As previously reported, the Company and Avis Budget Group, Inc. (“Avis Budget”) have been cooperating to pursue antitrust regulatory clearance of a potential acquisition of the Company’s common stock by Avis Budget.

The Company believes substantial progress has been made in the discussions with the United States Federal Trade Commission (the “FTC”); nevertheless, the FTC’s position with respect to the competitive issues remains uncertain.  The Company submitted its certification of substantial compliance with the Second Request on February 23, 2011.  In addition, Avis Budget submitted its certification of substantial compliance with the Second Request on February 4, 2011.  Based on the timing of these submissions, the Company expects to have greater clarity around the FTC’s official position in the near future.

“The FTC is performing an extensive review as it appropriately considers the proposed transaction. The process began in May of 2010, and we are eager to bring clarity to this matter for our shareholders and employees,” said Thompson.

2011 Outlook

The Company noted that it expects further recovery in travel activity as the economy continues to improve.  The Company expects the revenue per day environment to be competitive, resulting in flat pricing for 2011 compared to 2010.  The Company also disclosed that its guidance is based on a slightly less robust used vehicle market in 2011 as compared to 2010.  The Company noted that Corporate Adjusted EBITDA in 2010 benefitted from approximately $63 million in gains on disposition of risk vehicles that were partially a consequence of the rapid recovery in the used vehicle market from historic lows in 2009, and the Company’s guidance reflects a depreciation and residual value environment more in line with historical norms.

Based on the above expectations and the additional information outlined below, the Company is targeting Corporate Adjusted EBITDA for the full year of 2011 to be within a range of $175 million to $200 million.  This estimate does not reflect the impact of merger-related expenses in 2011.

The Company provided the following additional information with respect to its full year guidance:

•
Vehicle rental revenues are projected to be up 2 – 4 percent compared to 2010, with such increases occurring primarily in the second through fourth quarters.  This revenue growth is projected to result primarily from low single-digit increases in transaction days, driven by a rebound in travel demand as a result of a slightly improving economy.

•	Vehicle depreciation costs for the full year of 2011 are expected to be within the Company’s previously announced range of $300 to $310 per vehicle per month.
•
Interest expense is expected to decline significantly in 2011 compared to 2010, primarily as a result of a reduction in the overall level of vehicle debt outstanding, combined with lower overall interest cost on the Company’s recently completed fleet financing facilities as compared to the fixed rates paid on maturing fleet debt facilities.

“We are excited about the Company’s competitive position going into 2011.  We have two long-established value brands, broad distribution of our products, competitive operating costs,  significant and growing world-wide franchisee base business, minimal corporate leverage combined with significant tangible net worth, and, lastly and most importantly, a very talented workforce.   Consistent with 2010, our primary objective will be to maximize return on assets for our shareholders, and we will consider all potential options to achieve that objective,” said Thompson.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. fourth quarter and full year 2010 earnings conference call will be held on Thursday, February 24th, at 8:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through March 10, 2011, by calling 866-513-1235 (domestic) or 203-369-1977 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

•
the impact of persistent pricing and demand pressures on our results and our low cost structure, particularly in light of the continuing volatility in the global financial and credit markets, and concerns about global economic prospects and the timing and strength of a recovery, and whether consumer confidence and spending levels will continue to improve;

•
whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful and the impact of developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, which could affect the relative volatility of global credit markets generally, and the continuing significant political unrest in the Middle East, which could cause prices for petroleum products, including gasoline, to rise and adversely affect both broader economic conditions and consumer discretionary spending patterns;

•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on our results of expected increases in our vehicle depreciation costs in 2011 based on our current expectations with respect to the used vehicle market, and our ability to reduce our fleet capacity as and when projected by our plans;

•	the impact of pricing and other actions by competitors, particularly as they increase fleet sizes in anticipation of seasonal activity;
•	the strength of a recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers, and whether the recovery is sustained;

•
airline travel patterns, including disruptions or reductions in air travel resulting from industry consolidation, capacity reductions, pricing actions, severe weather conditions or other events, such as airline bankruptcies, particularly given our dependence on leisure travel;

•	access to reservation distribution channels, particularly as the role of the Internet increases in the marketing and sale of travel-related services;
•	our ability to obtain cost-effective financing as needed (including replacement of asset-backed notes and other indebtedness as it comes due) without unduly restricting our operational flexibility;
•
our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset-backed financing structures (“Monolines”), including Financial Guaranty Insurance Company and Ambac Assurance Corporation;

•
our ability to comply with financial covenants, including the new financial covenants included in our amended senior secured credit facilities, and the impact of those covenants on our operating and financial flexibility;

•
whether our preliminary expectations about our federal income tax position, after giving effect to the impact of the Tax Relief Act, are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere, and whether the Company will, as expected, recover previous overpayments in respect of U.S. federal income taxes in 2011;

•	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	the effectiveness of actions we take to manage costs and liquidity; and
•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics and actual and perceived threats or acts of terrorism.

We are also subject to risks relating to a potential business combination transaction, including the following:

•
whether Avis Budget Group, Inc. (“Avis Budget”) would obtain regulatory approval to engage in a business combination transaction with us and, if so, the conditions upon which such approval would be granted (including potential divestitures of assets or businesses of either company), whether we and Avis Budget would reach agreement on the terms of such a transaction, whether our stockholders would approve the transaction and whether other conditions to consummation of the transaction would be satisfied or waived;

•
the impact on our results and liquidity if we become obligated to pay a termination fee to Hertz Global Holdings, Inc. (“Hertz”) upon the Company’s entry into a definitive agreement for, or its completion or recommendation of, a qualifying business combination transaction within 12 months of the October 1, 2010 termination date of our merger agreement with Hertz, and whether and the extent to which the relevant third party would bear all or any portion of that fee;

•
the risks to our business and prospects pending any future business combination transaction, diversion of management’s attention from day-to-day operations, a loss of key personnel, disruption of our operations, and the impact of pending or future litigation relating to any business combination transaction; and

•
the risks to our business and growth prospects as a stand-alone company, in light of our dependence on future growth of the economy as a whole to achieve meaningful revenue growth in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, and capital and other constraints to expanding company-owned stores internationally.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119

					Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	December 31,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$334,994	$329,746	96.0%		95.5%
Other	14,065	15,576	4.0%		4.5%
Total revenues	349,059	345,322	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	168,105	178,354	48.2%		51.6%
Vehicle depreciation and lease charges, net	91,140	80,886	26.1%		23.4%
Selling, general and administrative	46,500	46,638	13.3%		13.5%
Interest expense, net	23,911	22,930	6.9%		6.6%
Long-lived asset impairment	115	1,948	0.0%		0.7%
Total costs and expenses	329,771	330,756	94.5%		95.8%

(Increase) decrease in fair value of derivatives	(7,356)	(8,825)	(2.1%	)	(2.6%	)

Income before income taxes	26,644	23,391	7.6%		6.8%

Income tax expense	14,148	11,927	4.0%		3.5%

Net income	$12,496	$11,464	3.6%		3.3%

Earnings per share:
Basic	$0.44	$0.44
Diluted	$0.41	$0.42

Weighted average number
of shares outstanding:
Basic	28,699,875	25,920,013
Diluted	30,369,270	27,490,310

					Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Income
(In thousands, except share and per share data)
Unaudited

	Year ended		As % of
	December 31,		Total revenues
	2010	2009	2010		2009
Revenues:
Vehicle rentals	$1,473,023	$1,472,918	95.8%		95.3%
Other	64,137	73,331	4.2%		4.7%
Total revenues	1,537,160	1,546,249	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	745,535	768,456	48.5%		49.7%
Vehicle depreciation and lease charges, net	299,200	426,092	19.5%		27.6%
Selling, general and administrative	209,341	200,389	13.6%		13.0%
Interest expense, net	89,303	96,560	5.8%		6.2%
Long-lived asset impairment	1,057	2,592	0.1%		0.1%
Total costs and expenses	1,344,436	1,494,089	87.5%		96.6%

(Increase) decrease in fair value of derivatives	(28,694)	(28,848)	(1.9%	)	(1.8%	)

Income before income taxes	221,418	81,008	14.4%		5.2%

Income tax expense	90,202	35,986	5.9%		2.3%

Net income	$131,216	$45,022	8.5%		2.9%

Earnings per share: (a)
Basic	$4.58	$1.98
Diluted	$4.34	$1.88

Weighted average number
of shares outstanding:
Basic	28,623,108	22,687,077
Diluted	30,245,281	23,966,538

(a) The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices. Therefore, the sum of the quarters' per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended December 31, 2010		Year ended December 31, 2010
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	97,870		102,291
% change from prior year	1.6%		(0.6%	)
Number of rental days	7,178,387		30,338,815
% change from prior year	2.8%		(0.9%	)
Vehicle utilization	79.7%		81.3%
Percentage points change from prior year	0.9 p.p.		(0.2) p.p.
Average revenue per day	$46.67		$48.55
% change from prior year	(1.2%	)	0.9%
Monthly average revenue per vehicle	$1,141		$1,200
% change from prior year	0.0%		0.7%

Average depreciable fleet	98,630		103,207
% change from prior year	0.2%		(2.0%	)
Monthly average depreciation (net) per vehicle	$308		$242
% change from prior year	12.4%		(28.2%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$7		$28
Non-vehicle interest expense	3		10
Non-vehicle interest income	-		(1)
Non-vehicle capital expenditures	5		23
Cash paid for income taxes	9		75

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	December 31,
	2010	2009
	(unaudited)

Cash and cash equivalents (b)	$563	$500
Restricted cash and investments	277	623
Revenue-earning vehicles, net	1,342	1,229

Vehicle debt	1,249	1,570
Non-vehicle debt (corporate debt)	148	158
Stockholders' equity	539	394

Tangible Net Worth Calculation
(In millions)

	December 31,
	2010	2009
	(unaudited)

Stockholders' equity	$539	$394
Less: Intangible assets, net	(24)	(26)
Tangible net worth	$515	$368

(b) Under the terms of a February 2009 amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times; such minimum balance is included in cash and cash equivalents herein.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure and is further adjusted to exclude merger-related expenses. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments and merger-related expenses, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Income before income taxes - as reported	$26,644	$23,391	$221,418	$81,008

(Increase) decrease in fair value of derivatives	(7,356)	(8,825)	(28,694)	(28,848)

Long-lived asset impairment	115	1,948	1,057	2,592

Pretax income - non-GAAP	$19,403	$16,514	$193,781	$54,752

Merger-related expenses	2,146	-	22,605	-

Non-GAAP pretax income, excluding merger-related expenses	$21,549	$16,514	$216,386	$54,752

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)

Net income - as reported	$12,496	$11,464	$131,216	$45,022

(Increase) decrease in fair value of derivatives, net of tax (c)	(4,313)	(4,950)	(16,826)	(16,917)

Long-lived asset impairment, net of tax (d)	70	1,209	645	1,497

Net income - non-GAAP	$8,253	$7,723	$115,035	$29,602

Merger-related expenses, net of tax (e)	1,251	-	13,172	-

Non-GAAP net income, excluding merger-related expenses	$9,504	$7,723	$128,207	$29,602

				Table 3 (Continued)

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009

EPS, diluted - as reported	$0.41	$0.42	$4.34	$1.88

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.14)	(0.18)	(0.56)	(0.71)

EPS impact of long-lived asset impairment, net of tax	-	0.04	0.02	0.06

EPS, diluted - non-GAAP (f)	$0.27	$0.28	$3.80	$1.24

EPS impact of merger-related expenses, net of tax	0.04	-	0.44	-

Non-GAAP diluted EPS, excluding merger-related expenses (f)	$0.31	$0.28	$4.24	$1.24

(c)  The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are ($3,043,000) and ($3,875,000) for the three months ended December 31, 2010 and 2009, respectively, and ($11,868,000) and ($11,931,000) for the year ended December 31, 2010 and 2009, respectively.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amounts are $45,000 and $739,000 for the three months ended December 31, 2010 and 2009, respectively, and $412,000 and $1,095,000 for the year ended December 31, 2010 and 2009, respectively.

(e) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction. The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amounts are $895,000 and $9,433,000 for the three months and year ended December 31, 2010, respectively.

(f) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$12,496	$11,464	$131,216	$45,022

(Increase) decrease in fair value of derivatives	(7,356)	(8,825)	(28,694)	(28,848)
Non-vehicle interest expense	2,346	2,644	9,647	12,797
Income tax expense	14,148	11,927	90,202	35,986
Non-vehicle depreciation	5,082	4,142	20,190	19,200
Amortization	1,818	1,839	7,290	7,994
Non-cash stock incentives	1,531	1,080	4,785	4,698
Long-lived asset impairment	115	1,948	1,057	2,592
Other	(3)	(1)	(25)	(6)

Corporate Adjusted EBITDA	$30,177	$26,218	$235,668	$99,435

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$30,177	$26,218	$235,668	$99,435

Vehicle depreciation, net of gains/losses from disposal	91,131	80,831	299,149	425,574
Non-vehicle interest expense	(2,346)	(2,644)	(9,647)	(12,797)
Change in assets and liabilities, net of acquisitions, and other	(24,724)	6,637	(63,229)	23,712
Net cash provided by operating activities	$94,238	$111,042	$461,941	$535,924

Memo:
Net cash provided by (used in) investing activites	$88,441	$(4,546)	$(59,094)	$278,955
Net cash provided by (used in) financing activities	$(138,533)	$87,922	$(340,098)	$(644,111)

			Table 4 (Continued)
	Full Year
	2011	2010	2009
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)	(actual)
Corporate Adjusted EBITDA

Pretax income	$131 - $156	$221	$81

(Increase) decrease in fair value of derivatives (amounts not forecasted for 2011)	-	(29)	(29)
Non-vehicle interest expense	10	10	13
Non-vehicle depreciation	19	20	19
Amortization	7	7	8
Non-cash stock incentives	4	5	5
Long-lived asset impairment	-	1	2
Merger-related expenses (g) (first quarter forecast only)	4	23	-

Corporate Adjusted EBITDA, excluding merger-related expenses	$175 - $200	$258	$99

(g) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.